ENERGIZER HOLDINGS, INC.
EXECUTIVE SEVERANCE PLAN

Last Revised: November 18, 2024
Supersedes: July 15, 2015

ARTICLE I
PURPOSE, INTENT AND TERM OF PLAN
Section 1.01. Purpose and Intent of the Plan. The purpose of the Plan is to make available to Eligible Employees certain compensation and benefits in the event that such employee’s employment with the Company or a Subsidiary is terminated as a result of a Qualifying Termination. The Plan is not intended to be an “employee benefit plan” within the meaning of Section 3(3) of ERISA.
Section 1.02. Term of the Plan. The Plan shall be effective as of the Effective Date and shall continue until terminated pursuant to the provisions set forth herein.
ARTICLE II
DEFINITIONS
Section 2.01. “Base Salary” shall mean, with respect to an Eligible Employee, the Eligible Employee’s annual base salary (which, for the avoidance of doubt excludes any incentive compensation) in effect as of the date of the Eligible Employee’s Qualifying Termination.
Section 2.02. “Board” shall mean the Board of Directors of the Company.
Section 2.03. “Cause” shall mean (i) the failure of an Eligible Employee to make a good faith effort to substantially perform the Eligible Employee’s duties (other than any such failure due to the Eligible Employee’s disability) or Eligible Employee’s insubordination with respect to a specific directive of the Eligible Employee’s supervisor or officer to which the Eligible Employee reports directly or indirectly (or the Board if the Eligible Employee reports to the Board); (ii) Eligible Employee’s dishonesty, negligence in the performance of the Eligible Employee’s duties or engaging in willful misconduct, which in the case of any such negligence, has caused or is reasonably expected to result in direct or indirect material injury to the Company or its Subsidiaries; (iii) breach by Eligible Employee of any material provision of any written agreement with the Company or its Subsidiaries or material violation of any Company or its Subsidiary policy applicable to Eligible Employee; or (iv) Eligible Employee’s commission of a crime that constitutes a felony or other crime of moral turpitude or fraud. If, subsequent to Eligible Employee’s termination of employment other than for Cause, it is determined in good faith by the Company that Eligible Employee’s employment could have been terminated for Cause, Eligible Employee’s employment shall, at the election of the Company, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred.
Section 2.04. “Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations and other guidance promulgated thereunder.
Section 2.05. “Committee” shall mean the Human Capital Committee of the Board or such other committee appointed by the Board to assist the Company in making determinations required under the Plan in accordance with its terms. The Committee may delegate its authority under the Plan to an individual or another committee.
Section 2.06. “Company” shall mean Energizer Holdings, Inc.
Section 2.07. “Effective Date” shall mean July 1, 2015.

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Section 2.08. “Eligible Employee” shall mean any employee of the Company who is listed by name or by title in Appendix I, provided that the Plan Administrator may add or subtract Eligible Employees to such Appendix from time to time.
Section 2.09. “Employer” shall mean the Company or, if applicable, the Subsidiary that employs the Eligible Employee.
Section 2.10. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
Section 2.11. “Good Reason” shall mean the occurrence of any of the following circumstances with respect to an Eligible Employee: (i) a material diminution of the Eligible Employee’s base compensation or bonus opportunity; (ii) a material diminution of the Eligible Employee’s authority, duties or responsibilities; or (iii) a change in the principal place of the Eligible Employee’s employment to a location more than fifty (50) miles distant from the Eligible Employee’s then-current principal place of employment. Notwithstanding the foregoing, Good Reason will not be deemed to exist unless (x) the Eligible Employee notifies the Company of the existence of the condition giving rise to such Good Reason within 90 days of the initial existence of such condition, (y) the Company does not cure such condition within 30 days of such notice, and (z) the Eligible Employee experiences a voluntary Separation from Service within 120 days of the initial occurrence of such condition.
Section 2.12. “Plan” shall mean this Energizer Holdings, Inc. Executive Severance Plan as set forth herein, and as the same may from time to time be amended.
Section 2.13. “Plan Administrator” shall mean the individual(s) appointed by the Committee to administer the terms of the Plan as set forth herein and if no individual is appointed by the Committee to serve as the Plan Administrator, the Plan Administrator shall be the Chief Administrative Officer of the Company. Notwithstanding the preceding sentence, in the event the Plan Administrator is entitled to Severance Benefits under the Plan, the Committee or its delegate (who shall not be the Plan Administrator) shall act as the Plan Administrator for purposes of administering the terms of the Plan with respect to the Plan Administrator. The Plan Administrator may delegate all or any portion of its authority under the Plan to any other person(s).
Section 2.14. “Pro-Rata Bonus” shall mean, with respect to an Eligible Employee, a pro-rated annual bonus for the annual bonus year in which the Eligible Employee’s Qualifying Termination occurs. Such pro-rated annual bonus shall be calculated by multiplying (i) the amount to which such Eligible Employee would have been entitled as an annual bonus had the Eligible Employee remained employed with the Company or Employer through the end of the bonus year in which such Qualifying Termination occurs (ii) by a fraction, the numerator is the number of days in such bonus year during which the Eligible Employee was employed by the Company or Employer and the denominator of which is the number of days in such bonus year. Such pro-rata annual bonus shall be determined based on actual Company performance during such bonus year, and no amount shall be due to the extent that the Eligible Employee would not have been entitled to an annual bonus had the Eligible Employee remained employed for the duration of the annual bonus year to which such Pro-Rata Bonus relates.

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Section 2.15. “Qualifying Termination” shall mean a Separation from Service of an Eligible Employee either as a result of (i) an involuntary termination of employment by the Company or Employer without Cause or (ii) a termination of employment by the Eligible Employee as a result of Good Reason.
Section 2.16. “Release” shall mean a written agreement, in substance and form suitable to the Company, by which an Eligible Employee agrees to waive and release the Company and, if applicable, the Employer from all legal claims the Eligible Employee may have against the Company and, if applicable, the Employer in exchange for Severance Benefits. The Release shall include the Eligible Employee’s written agreement to confidentiality, non-solicitation, non-disparagement and noncompetition provisions. Releases are not required to be identical amongst Eligible Employees.
Section 2.17. “Separation from Service” shall mean “separation from service” from the Employer, within the meaning of Code Section 409A(a)(2)(A)(i) and the applicable regulations and rulings promulgated thereunder.
Section 2.18. “Severance Benefits” shall mean the benefits that an Eligible Employee is eligible to receive pursuant to Article IV of the Plan.
Section 2.19. “Subsidiary” shall mean any service recipient or employer that is within a controlled group of corporations of the Company as defined in Code Sections 1563(a)(1), (2) and (3) where the phrase “at least 50%” is substituted in each place “at least 80%” appears and any service recipient or employer within trades or businesses under common control as defined in Code Section 414(c) and Treas. Reg. Section 1.414(c)-2 where the phrase “at least 50%” is substituted in each place “at least 80%” appears, provided, however, that when the relevant determination is to be based upon legitimate business criteria (as described in Treas. Reg. Sections 1.409A-1(b)(5)(iii)(E) and 1.409A-1(h)(3)), the phrase “at least 20%” shall be substituted in each place “at least 80%” appears as described above with respect to both a controlled group of corporations and trades or business under common control.
Section 2.20. “Target Bonus” shall mean, with respect to an Eligible Employee, the Eligible Employee’s target bonus in effect as of the date of the Eligible Employee’s Qualifying Termination under Energizer’s Annual Bonus Program.
ARTICLE III
PARTICIPATION AND ELIGIBILITY FOR BENEFITS
Section 3.01. Participation. Each Eligible Employee who experiences a Qualifying Termination and who satisfies all of the conditions of Section 3.02 shall be eligible to receive Severance Benefits.
Section 3.02. Release. Eligibility for any Severance Benefits is expressly conditioned upon the Eligible Employee’s execution of the Release within the timeframe set forth in the Release, but no later than sixty (60) days following such employee’s Separation from Service, including the Eligible Employee’s written acceptance of, and written agreement to comply with, the confidentiality, non-solicitation, non-disparagement and non-competition provisions set forth in the Release. To the extent permitted in Section 4.04, eligibility for any Severance Benefits also is expressly conditioned upon the Eligible Employee’s written agreement that authorizes the deduction of amounts owed to the Employer prior to the payment of any Severance Benefits (or

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in accordance with any other schedule as the Plan Administrator may, in its sole discretion, determine to be appropriate). If the Plan Administrator notifies an Eligible Employee that repayment of all or any portion of the Severance Benefits received under the Plan is required, such amounts shall be repaid within thirty (30) calendar days after the date the written notice is sent. Any remedy under this Section 3.02 shall be in addition to, and not in place of, any other remedy, including injunctive relief, that the Company or Employer may have.
Section 3.03. Change in Control Agreement. Notwithstanding any provision to the contrary, no payments or benefits shall be made to an Eligible Employee pursuant to the terms of the Plan upon the event of a Qualifying Termination to the extent that payments or benefits would otherwise be made (i.e., be duplicative) to such Eligible Employee pursuant to the terms of a Change in Control Employment Agreement or similar agreement between such Eligible Employee and the Company or Employer.
ARTICLE IV
DETERMINATION OF SEVERANCE BENEFITS
Section 4.01. Amount of Severance Benefits Upon Qualifying Termination. An Eligible Employee who experiences a Qualifying Termination shall, subject to the terms of the Plan, be entitled to the following benefits:
(a)Lump-Sum Severance. A lump-sum cash amount equal to the Eligible Employee’s Base Salary plus Target Bonus multiplied by the applicable Severance Multiple set forth in Appendix I determined in accordance with such Eligible Employee’s title at the time of the occurrence of the Qualifying Termination.
(b)Outplacement Services. Outplacement services at the outplacement agency that the Company regularly uses for such purpose; provided, however, that the period of outplacement shall not exceed twelve (12) months after the Eligible Employee’s date of Qualifying Termination.
(c)Medical Benefits Continuation. Continued participation in the Company’s medical plans (medical insurance, dental insurance, and vision insurance plans), as in effect from time to time, at then-existing participation and coverage levels for active similarly situated employees (the “Benefit Continuation”) for the number of months specified in Appendix I determined in accordance with such Eligible Employee’s title at the time of the occurrence of the Qualifying Termination; provided, however, that if such Benefit Continuation is not permitted or advisable or the Company, in its sole discretion, elects, in lieu of Benefit Continuation, the Company shall pay to the Eligible Employee a cash amount (in the Company’s determination) equal to the then-current difference between the Eligible Employee’s monthly medical insurance cost immediately prior to the applicable Qualifying Termination and the monthly cost for COBRA multiplied by the number of months remaining in for Benefit Continuation, payable in three separate semi-annual installments.
Section 4.02. Pro-Rata Bonus. An Eligible Employee who experiences a Qualifying Termination shall, subject to the terms of the Plan, be entitled to a Pro-Rata Bonus, but only if

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provided in Appendix I determined in accordance with such Eligible Employee’s title at the time of the occurrence of the Qualifying Termination.
Section 4.03. Timing and Release.
(a)Lump-Sum Severance. The amount described in Section 4.01(a) shall be paid as soon as administratively practicable following the later of (i) the date of an Eligible Employee’s Qualifying Termination, and (ii) the date such Eligible Employee’s Release becomes effective and irrevocable. Notwithstanding the foregoing, in no event will any amount described in Section 4.01(a) be paid later than two and one-half months following the date of an Eligible Employee’s Qualifying Termination, and, if the period in which payment could be made covers more than one calendar year, it will be paid in the second calendar year. Notwithstanding the foregoing or anything herein to the contrary, if an amount described in Section 4.01(a) becomes payable with respect to an Eligible Employee who has a Change in Control Employment Agreement with the Company, to the extent required to avoid adverse tax consequences under Code Section 409A it shall be paid in a cash lump sum on the six-month anniversary of the Eligible Employee’s Qualifying Termination.
(b)Pro-Rata Bonus. If an Eligible Employee is entitled to a Pro-Rata Bonus pursuant to Section 4.02, such Pro-Rata Bonus shall be paid, if at all, based on actual Company performance during the annual bonus year to which such Pro-Rata Bonus relates. Such Pro-Rata Bonus, if any, shall be paid upon the later of (i) the date annual bonuses for the annual bonus year to which such Pro-Rata Bonus relates are paid to other executive employees of the Company, or (ii) the date the Eligible Employee’s Release becomes effective and irrevocable. Notwithstanding the foregoing, in no event will any Pro-Rata Bonus be paid later than two and one-half months following the end of the bonus year to which such Pro-Rata Bonus relates, and, if the period in which payment could be made covers more than one calendar year, it will be paid in the second calendar year.
(c)Outplacement. Outplacement benefits shall first become available upon the date that the Eligible Employee’s Release becomes effective and irrevocable.
Section 4.04. Reduction of Severance Benefits. The Plan Administrator reserves the right to make deductions in accordance with applicable law, and to the extent any such deduction would not result in adverse tax consequences under Code Section 409A, for any monies owed to the Employer by the Eligible Employee or for the value of any Employer property that the Eligible Employee improperly retains and fails to return to the Employer. Any amounts payable under the Plan are subject to any policy providing for clawback, recoupment or recovery of amounts that were paid to the Eligible Employee as established from time to time by the Board or the Company. The Committee shall make any determination for clawback, recoupment or recovery in its sole discretion and in accordance with any such policy and applicable law or regulation.

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ARTICLE V
PLAN ADMINISTRATOR
Section 5.01. Authority and Duties. It shall be the duty of the Plan Administrator, on the basis of information supplied to it by the Employer, to administer the Plan. The Plan Administrator shall have the full and absolute power, authority and discretion to construe, interpret and administer the Plan, to make factual determinations, to correct deficiencies therein and to supply omissions. All decisions, actions and interpretations of the Plan Administrator shall be final, binding and conclusive upon all parties and may not be overturned unless found by a court to be arbitrary and capricious. The Plan Administrator may adopt such rules and regulations and may make such decisions as it deems necessary or desirable for the proper administration of the Plan.
Section 5.02. Records, Reporting and Disclosure. The Plan Administrator or its delegate shall keep a copy of all records relating to the payment of Severance Benefits pursuant to the Plan and all other records necessary for the proper operation of the Plan. All Plan records shall be made available to the Committee, the Company, and to each Eligible Employee for examination during business hours, except that an Eligible Employee shall be entitled to examine only such records as pertain exclusively to the examining Eligible Employee and to the Plan.
ARTICLE VI
AMENDMENT, TERMINATION AND DURATION
Section 6.01. Amendment, Suspension and Termination. Except as otherwise provided in this Section 6.01, the Board, by action of the Committee, shall have the right, at any time and from time to time, to amend, suspend or terminate the Plan in whole or in part, for any reason or without reason, and without either the consent of or the prior notification to any Eligible Employee, by a formal written action. No such amendment shall give the Company the right to recover any amount paid to an Eligible Employee prior to the date of such amendment or to cause the cessation of Severance Benefits already approved for an Eligible Employee who has already had a Qualifying Termination and timely executes the Release (and does not revoke such Release). Any amendment or termination of the Plan must comply with all applicable legal requirements including, without limitation, compliance with Code Section 409A and the regulations and rulings promulgated thereunder, securities, tax, or other laws, rules, regulations or regulatory interpretation thereof, applicable to the Plan.
Section 6.02. Duration. The Plan shall continue in full force and effect until its amendment or termination.
ARTICLE VII
DUTIES OF THE COMPANY AND THE COMMITTEE
Section 7.01. Records. The Company or Employer, as applicable, shall supply to the Committee all records and information necessary to the performance of the Committee’s duties.
Section 7.02. Payment. The provision of Severance Benefits to Eligible Employees shall be made from the Company’s general assets, in accordance with the terms of the Plan.

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Section 7.03. Discretion. Any decisions, actions or interpretations to be made under the Plan by the Board, the Committee or the Plan Administrator, acting on behalf of either, shall be made in each of their respective sole discretion, not in any fiduciary capacity and need not be uniformly applied to similarly situated individuals and such decisions, actions or interpretations shall be final, binding and conclusive upon all parties. As a condition of participating in the Plan, the Eligible Employee acknowledges that all decisions and determinations of the Board, the Committee and the Plan Administrator shall be final and binding on the Eligible Employee, the Eligible Employee’s beneficiaries and any other person having or claiming an interest under the Plan on behalf of an Eligible Employee.
ARTICLE VIII
MISCELLANEOUS
Section 8.01. Non-Alienation of Benefits. None of the payments, benefits or rights of any Eligible Employee shall be subject to any claim of any creditor of any Eligible Employee, and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment (if permitted under applicable law), trustee’s process or any other legal or equitable process available to any creditor of such Eligible Employee. No Eligible Employee shall have the right to alienate, anticipate, commute, plead, encumber or assign any of the benefits or payments that he may expect to receive, contingently or otherwise, under the Plan.
Section 8.02. Notices. All notices and other communications required hereunder shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, or by overnight express courier service. In the case of the Eligible Employee, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to the Plan Administrator, as follows: Chief Administrative Officer, Energizer Holdings, Inc., at the Company’s headquarters.
Section 8.03. Successors. Any successor to the Company shall assume the obligations under the Plan and expressly agree to perform the obligations under the Plan.
Section 8.04. Other Payments. Except as otherwise provided in the Plan, no Eligible Employee shall be entitled to any cash payments or other benefits under any of the Company’s then-current severance pay policies or plans for a termination that is covered by the Plan.
Section 8.05. No Mitigation. Except as otherwise provided in Section 4.04, an Eligible Employee shall not be required to mitigate the amount of any Severance Benefits provided for in the Plan by seeking other employment or otherwise, nor shall the amount of any Severance Benefits provided for herein be reduced by any compensation earned by other employment or otherwise.
Section 8.06. No Contract of Employment. Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Eligible Employee or any person whosoever, the right to be retained in the service of the Company or its Subsidiaries, and all Eligible Employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.

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Section 8.07. Severability of Provisions. If any provision of the Plan shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.
Section 8.08. Heirs, Assigns, and Personal Representatives. The Plan shall be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Eligible Employee, present and future.
Section 8.09. Headings, Captions and Titles. The titles of the Articles and Sections and the headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan or considered in any respect to affect or modify its provisions, and shall not be employed in the construction of the Plan. Such words in the Plan as “herein,” “hereinafter,” “hereof’ and “hereunder” refer to this instrument as a whole and not merely to the subdivision in which said words appear.
Section 8.10. Gender and Number. Where the context admits: words in any gender shall include any other gender and, except where otherwise clearly indicated by context, the singular shall include the plural, and vice-versa.
Section 8.11. Unfunded Plan. The Plan shall not be funded. No Eligible Employee shall have any right to, or interest in, any assets of the Company or its Subsidiaries that may be applied by the Company or its Subsidiaries to the payment of Severance Benefits.
Section 8.12. Payments to Incompetent Persons. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipting therefor shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Company and its Subsidiaries, the Committee and all other parties with respect thereto.
Section 8.13. Controlling Law. The Plan shall be construed and enforced according to the laws of the State of Missouri to the extent not superseded by federal law, which shall otherwise control.
Section 8.14. Section 409A. Notwithstanding anything to the contrary in the Plan, if an Eligible Employee is a specified employee as defined in Code Section 409A, any payment hereunder on account of a separation from service may not be made until at least six months after such separation from service, to the extent required to avoid the adverse tax consequences under Code Section 409A. Any such payment otherwise due in such six-month period shall be suspended and become payable at the end of such six-month period.
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APPENDIX I
ELIGIBLE EMPLOYEES / SEVERANCE BENEFITS

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